As filed with the Securities and Exchange Commission on March 14, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Arcus Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	47-3898435
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Arcus Biosciences, Inc.

3928 Point Eden Way

Hayward, CA 94545

(510) 694-6200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Terry Rosen, Ph.D.

Chief Executive Officer

Arcus Biosciences, Inc.

3928 Point Eden Way

Hayward, CA 94545

(510) 694-6200

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Marcia A. Hatch Heidi E. Mayon Richard C. Blake Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Blvd. Redwood City, CA 94063 (650) 321-2400	Jennifer Jarrett Chief Business and Financial Officer Arcus Biosciences, Inc. 3928 Point Eden Way Hayward, CA 94545 (510) 694-6200	Kenneth L. Guernsey Jonie I. Kondracki Charles S. Kim Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒  333-223086

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Accelerated filer	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)(3)
Common Stock, $0.0001 par value per share	1,035,000	$15.00	$15,525,000	$1,933

(1)	Represents only the additional number of shares being registered and includes an additional 135,000 shares that the underwriters have an option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-223086), as amended (the “Registration Statement”), and is based on the initial public offering price.
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The Registrant previously registered 8,165,000 shares of its common stock, for which the fee was $15,249, on the Registration Statement, which was declared effective by the Securities and Exchange Commission on March 14, 2018. In accordance with Rule 462(b) under the Securities Act, an additional 1,035,000 shares of common stock are hereby registered.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Arcus Biosciences, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-223086) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on February 16, 2018, and subsequently amended on March 5, 2018 and March 9, 2018, and which the Commission declared effective on March 14, 2018.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.0001 per share, offered by the Registrant by 1,035,000 shares, 135,000 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, including all amendments and exhibits thereto, is incorporated by reference herein.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (File No. 333-223086) filed with the Commission on February 16, 2018).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hayward, State of California, on the 14th day of March, 2018.

ARCUS BIOSCIENCES, INC.

By:	/s/ Jennifer Jarrett
Jennifer Jarrett Chief Business Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

* Terry Rosen, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2018

* Juan Carlos Jaen, Ph.D.	President and Director	March 14, 2018

/s/ Jennifer Jarrett Jennifer Jarrett	Chief Business Officer and Chief Financial Officer (Principal Financial Officer)	March 14, 2018

* Steven Chan	Principal Accounting Officer	March 14, 2018

* Yasunori Kaneko, M.D.	Director	March 14, 2018

* Kathryn Falberg	Director	March 14, 2018

* David William Beier	Director	March 14, 2018

*By:	/s/ Jennifer Jarrett
Jennifer Jarrett Attorney-in-fact